UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2009

GEVITY HR, INC.

(Exact name of registrant as specified in charter)

Florida	0-22701	65-0735612
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9000 Town Center Parkway

Bradenton, Florida 34202

(Address of principal executive offices / Zip Code)

(941) 741-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As previously disclosed, on March 4, 2009, Gevity HR, Inc. (“we,” “us,” “our,” “Gevity” or the “Company”), TriNet Group, Inc. (“TriNet”) and Gin Acquisition, Inc., a wholly owned subsidiary of TriNet (“Merger Sub”), entered into a Merger Agreement (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into Gevity (the “Merger”) with Gevity surviving the Merger and remaining as a wholly owned subsidiary of TriNet.  Also as previously disclosed, on March 13, 2009, a putative class action was commenced in the Circuit Court for Manatee County, Florida against Gevity, each of Gevity’s directors, TriNet and Merger Sub seeking to enjoin the completion of the Merger, an award of unspecified monetary damages and the recovery of certain costs incurred by the plaintiff.

On  May 4, 2009, we agreed in principle to settle the putative class action.  Under the terms of the proposed settlement, all claims relating to the Merger Agreement and the Merger will be dismissed on behalf of the settlement class. The proposed settlement is subject to certain conditions, including but not limited to court approval and consummation of the Merger. As part of the proposed settlement we have agreed to pay up to $290,000 to the plaintiffs’ counsel for their fees and expenses, subject to final approval of the settlement and such fees and expenses by the court.  The proposed settlement will not affect the amount of merger consideration to be paid to Gevity’s shareholders in the Merger or change any other terms of the Merger or Merger Agreement.

Gevity believes that no further supplemental disclosure is required under applicable laws; however, to avoid the risk of the putative class action delaying or adversely affecting the Merger and to minimize the expense of defending such action, we have agreed, pursuant to the terms of the proposed settlement, to make certain additional disclosures, all of which are set forth below.  Information concerning the Merger is contained within, or incorporated by reference into, our proxy statement dated April 15, 2009 (the “Proxy Statement”) and mailed to Gevity’s shareholders on or about April 18, 2009.  The Proxy Statement is supplemented by, and should be read as part of, and in conjunction with, the information filed in this current report on Form 8-K.

Additional Disclosure Regarding the Background of the Merger

The disclosure in the section of the Proxy Statement captioned “The Merger — Background of the Merger” is supplemented with the disclosure set forth below.  The new text is underlined and the deleted text is stricken through.

The fifth paragraph of page 18 of the Proxy Statement is revised as follows:

“Following the issuance of our press release and in accordance with our board’s directives, our financial advisor contacted additional third parties to gauge their interest in entering into a strategic transaction with us. A total of 16 potential strategic and financial acquirers were contacted, with six parties ultimately executing confidentiality agreements with us and ten parties indicating that they were not interested in pursuing a transaction with us or failing to respond. ~~One such party~~Of the six parties with whom we executed confidentiality agreements, two such parties were considered strategic acquirers, one such party was considered a financial acquirer and the remaining three parties were considered strategic acquirers that were controlled by financial acquirers.  One party that was contacted, which we refer to as “Company D,” indicated that it was not interested in entering into a strategic transaction with us at that time.”

The fifth paragraph of page 22 of the Proxy Statement is revised as follows:

“Also on February 9, 2009, Company C submitted a revised proposal to acquire us in a cash and stock transaction, with our shareholders retaining a 32.4% ownership interest in the combined company. Company C purported to value its proposal at $6.05 per share. Like Company C’s prior proposal submitted in November 2008, the revised proposal was valued based on Company C’s estimate of an earnings multiple at which the combined company would trade following completion of the contemplated transaction, certain synergies anticipated by Company C to be generated from the contemplated transaction and the $30.3 million aggregate cash distribution (or approximately $1.21 per share) our shareholders would receive in the contemplated transaction (assuming all shareholders would elect to receive cash consideration). Company C also indicated that the transaction would be financed in part through funds available under our existing credit agreement (which would require consent from our existing lenders), with the remainder of the consideration to consist of shares of Company C’s common stock. In addition, Company C noted that its proposal was subject to additional due diligence and required us to reimburse Company C for certain transaction expenses incurred by Company C in certain circumstances. Company C did not submit any proposed revisions to the merger agreement, although its legal advisors submitted a memorandum outlining key structural issues that would need to be addressed if any such transaction were to be completed.”

The first, second, third and fourth full paragraphs on page 25 of the Proxy Statement are revised as follows:

“Our board met on February 25, 2009 to discuss the latest round of bids and the desirability of completing a strategic transaction. At this meeting, management updated our board on our three-year strategic plan, including the risks to achieving the plan over this period of time, given existing economic conditions and their impact on our client base, and the resulting effect on our expected results for the first quarter of 2009.   The risks to achieving our three-year plan included, among others, the uncertainty surrounding our ability to fully achieve planned SUTA price increases due to management’s efforts to balance our financial objectives with client retention in a difficult economic environment, the reduction of our total worksite employees due to the negative effects of general economic conditions on our client base, continued downward pressure on our professional service fees due to general economic conditions and increasing competitive pressures and lower than anticipated cost savings for the renewal of our employment practices liability insurance.  After discussion, our board directed management to review our three-year plan and to advise our board and our advisors of potential sensitivities to the plan in light of the existing economic environment and our financial results expected for the first quarter of 2009.

Also at this meeting, our board was updated as to the status of negotiations with the bidders.  Our board discussed the various proposals and it was noted that Company C’s proposal was a complex transaction ~~and~~due, in part, to the fact Company C’s proposal would require a registration statement for stock issued by the company surviving the merger to be filed with the SEC that contained financial and business information with respect to Gevity, Company C and the combined company.  Our board also noted that Company C’s proposal was subject to financing and that Company C’s proposed financing for the transaction was dependent on obtaining financing from Gevity’s existing lenders and using Gevity’s existing cash on its balance sheet.  In addition, our board discussed the fact that the value of the transaction to Gevity’s shareholders was uncertain because it was based in significant part on

Company C’s estimate of the earnings multiples at which the combined company would trade following completion of the transaction, which uncertainty was compounded by Company C’s status as a privately held company. Our board also noted that Company C’s proposal was subject to significant closing risk, would take substantial time to complete and would require the consent of Gevity’s lenders or the receipt of other financing. In addition, our board noted that the length of time necessary to negotiate the principal terms of a transaction with Company C might jeopardize our ability to complete an all-cash transaction with Company F or General Atlantic and TriNet.

Our board also discussed the state of the discussions with Company D, the likely timing for the receipt of a definitive proposal from Company D and the risks to the strategic process of waiting several weeks for Company D to finalize a definitive proposal.  In addition, our board discussed the equity and debt financing that Company D would require to complete a transaction and the challenges that Company D would face in its ability to raise the funds necessary to complete a transaction with us given then current economic conditions. Our board also noted that Company F’s proposal, as reflected in its proposed revisions to the merger agreement, was significantly more conditional than the proposal submitted by General Atlantic and TriNet. In addition, our board discussed General Atlantic’s and TriNet’s proposed financing arrangements, noting that General Atlantic had agreed to provide a commitment letter, which was intended to provide TriNet with sufficient funds to complete a transaction with us if the Comerica debt financing was not available to TriNet.

After further discussion, our board determined that pursuing a transaction with General Atlantic and TriNet was more favorable to our shareholders than pursuing a transaction with Company C, Company D or Company F or remaining an independent company or pursuing any other strategic alternatives based on, among other things, the potential value of such alternatives, the risks and uncertainties associated with pursuing those other alternatives, and the assessment by our board of the risks associated with remaining independent particularly in view of the challenging economic environment~~.~~, including the prospects of further reductions in our total worksite employees due to the negative effects of general economic conditions on our client base, the continued downward pressure on our professional service fees due to general economic conditions and increasing competitive pressures, the fact that we expected to achieve lower than anticipated cost savings for the renewal of our employment practices liability insurance, and the challenges that we faced in achieving any meaningful increase in the trading price of our stock over the term of our three-year plan.  In assessing the potential value of remaining independent, our board considered and discussed, among other things, our financial condition, results of operations, management, competitive position, business and prospects, current economic, industry and market conditions ~~and~~, both on a historical and on a prospective basis, the trading price of our common stock~~.~~, the impact of the downturn in general economic conditions on our client base and the substantial uncertainty regarding our 2009 financial results.  Our board instructed management and our advisors to have further discussions with General Atlantic and TriNet to determine whether agreement could be reached on a transaction. We did not, however, enter into an exclusivity agreement with General Atlantic and TriNet relating to a potential transaction.”

The third paragraph on page 27 of the Proxy Statement is revised as follows:

 “On March 4, 2009, Company F’s legal advisors provided King & Spalding with proposed revisions to the merger agreement, which improved upon certain aspects of Company F’s prior proposal but was still more conditional than General Atlantic’s and TriNet’s proposal~~.~~ as Company F’s proposal continued to provide Company F with the right not to close a transaction upon the bankruptcy of certain companies with which we conduct business and with the right to terminate the merger agreement and pay us a reverse termination fee as liquidated damages upon the occurrence of certain events related to regulatory approval of the transaction.  Company F also indicated that it required more time to complete its due diligence and would not be in a position to sign a definitive agreement until the end of the day on March 6, 2009 at the earliest. Our board directed our management and advisors to inform General Atlantic and TriNet that another bidder had submitted a higher offer and to request that General Atlantic and TriNet increase their proposed price.”

Gevity Projected Financial Information

The disclosure on page 37 of the Proxy Statement in the section captioned “Gevity Projected Financial Information” is supplemented with the disclosure set forth below:

Gevity Management 2012 and 2013 Projections

These projections for our 2012 and 2013 fiscal years were presented to our board at its meeting on February 25, 2009.

($ in thousands)	2012 Estimate	2013 Estimate
Gross Profit	$140,930	$147,271
Total Operating Expenses (1)	$119,045	$124,402

(1)                                  Includes cash executive bonus compensation throughout projected period.

Opinion of Our Financial Advisor

The disclosure on page 34 of the Proxy Statement in the sections captioned “Opinion of our Financial Advisor—Discounted Cash Flow Analysis” and “Opinion of our Financial Advisor—Miscellaneous” is supplemented with the disclosure set forth below.  The new text is underlined and the deleted text is stricken through.

“Credit Suisse performed a discounted cash flow analysis of Gevity to calculate the estimated present value of the unlevered, after-tax free cash flows that Gevity could generate during fiscal years 2009 through 2013 based on both the Gevity management plan and certain sensitivities to the Gevity management plan. Credit Suisse calculated terminal values for Gevity by applying a range of terminal value EBITDA multiples of 2.0x to 5.0x to Gevity’s fiscal year 2013 estimated EBITDA. The present value of the cash flows and terminal values was then calculated using discount rates ranging from 17.0% to 21.0%, which range was derived taking into account, among other things, a weighted average cost of capital calculation.  This analysis indicated the following implied per share equity reference ranges for Gevity based on the Gevity management plan and certain sensitivities to the Gevity management plan, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for Gevity		Per Share
Gevity Management Plan	Gevity Management Plan Sensitivity	Merger Consideration
$3.45 - $5.60	$2.80 - $4.60	$4.00

Miscellaneous

Gevity has agreed to pay Credit Suisse ~~a customary fee~~ for its financial advisory services in connection with the merger~~, a significant portion~~ an aggregate fee of $3.0 million, $1.0 million of which was paid in connection with the rendering of Credit Suisse’s opinion and $2.0 million of which is contingent upon the consummation of the merger. ~~Credit Suisse also became entitled to receive a fee upon the rendering of its opinion.~~  In addition, Gevity has agreed to reimburse Credit Suisse for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items, including liabilities under the federal securities laws, arising out of or related to its engagement.”

Additional Information and Where to Find it

In connection with the Merger, Gevity filed a definitive proxy statement with the SEC on April 15, 2009.  INVESTORS AND SECURITY HOLDERS OF GEVITY ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The Proxy Statement has been mailed to shareholders of Gevity.  Investors and security holders may obtain a free copy of the Proxy Statement, and other documents filed by Gevity with the SEC, at the SEC’s web site at http://www.sec.gov.  In addition, the documents filed by Gevity with the SEC may be obtained free of charge by contacting Gevity at Gevity HR, Inc., Attn: Investor Relations, 9000 Town Center Parkway, Bradenton, Florida 34202, Telephone: 1-800-243-8489, extension 4034. Gevity’s filings with the SEC are also available on its website at gevity.com.

The Company and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s executive officers and directors and their ownership of the Company’s common shares is set forth in the Proxy Statement which was filed with the SEC on April 15, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEVITY HR, INC.
(Registrant)

Dated:	May 4, 2009	By :	/s/ Edwin E. Hightower, Jr
		Name:	Edwin E. Hightower, Jr.
		Title:	Senior Vice President and Chief Legal Officer